Exhibit 99.1

Phone:	(212) 885-5544
Fax:	(212) 885-5001
Email:	EAdams@BlankRome.com

January 26, 2009

VIA TELECOPY TO (405) 752-8852

AND OVERNIGHT COURIER

Mr. Donald E. Smith

President and Chief Executive Officer

73114 Investments, L.L.C.

13401 Railway Drive

Oklahoma City, Oklahoma 73114

Re:	Request for Stockholder List

Dear Mr. Smith:

This firm represents The Providence Service Corporation (the “Company”). As such, we have been asked to respond to the demand letter dated January 21, 2009 (the “Demand Letter”) that you sent to the attention of the Corporate Secretary of the Company on behalf of 73114 Investments, L.L.C. and its controlling shareholder, Avalon Correctional Services, Inc. (collectively, the “Avalon Group”), requesting that a stockholder list and certain other records relating to the ownership of the Company’s capital stock (collectively the “Stockholder Ownership Records”) be made available for inspection and copying pursuant to Section 220 (“Section 220”) of the Delaware General Corporation Law, as amended (the “DGCL”).

Subject to receiving the payment referred to in the following paragraph and your agreement to the other conditions listed below and without conceding that the Demand Letter complies with Section 220 or states a proper purpose, please be advised that the Company will make available to the Avalon Group the Stockholder Ownership Records that are currently available to the Company and that a stockholder is entitled to inspect pursuant to Section 220(b) of the DGCL. You may pick up a copy of the Stockholder Ownership Records at the offices of Innisfree M&A Incorporated (“Innisfree”), located at 501 Madison Avenue, 19th Floor, New York, New York 10022, beginning on Thursday, January 29, 2009, after 4:00 p.m., New York City time. The contact person at Innisfree is Mr. Scott Winter whose direct telephone number is (212) 750-7271. Additional Stockholder Ownership Records shall be made available from time to time after such records come into the possession of the Company.

Mr. Donald E. Smith

73114 Investments, L.L.C.

January 26, 2009

The Company’s willingness to make available to you the Stockholder Ownership Records is subject to the following conditions:

1. That the Avalon Group reimburse the Company in advance for its expenses incurred in obtaining and furnishing the Stockholder Ownership Records requested and supplied in accordance with Section 220 which amount is currently estimated to be $1,500. Such payment should be made by delivery to the undersigned, prior to 4:00 p.m., New York City time, on Thursday, January 29, 2009, of a certified check made payable to The Providence Service Corporation in the amount of $1,500. Please be advised that as additional Stockholder Ownership Records are made available to you, your counsel or other representatives, the Company shall expect the Avalon Group to reimburse the Company for its reasonable expenses on an ongoing basis, as represented in the Demand Letter;

2. That the Avalon Group agrees, consistent with the representation made in the Demand Letter, that the Stockholder Ownership Records will be utilized solely for the purposes set forth in the Demand Letter;

3. That the Avalon Group agrees that such information shall be accorded confidential treatment and will not be shared with any person or entity, except as is necessary to pursue the purposes stated in the Demand Letter; and

4. That the Avalon Group agrees that all such information, including all copies, extracts, notes or other materials derived from the information produced, shall be returned to the Company promptly following the time such information is no longer needed to pursue the purposes set forth in the Demand Letter.

By accepting access to the Stockholder Ownership Records, we shall understand that to mean that the Avalon Group has agreed to the foregoing conditions.

This response to the Demand Letter is without prejudice to the Company’s right to challenge at any time whether the Demand Letter states a proper purpose or otherwise complies with Section 220 and any other applicable requirements of the DGCL.

Please also be advised that this letter responds only to the Demand Letter. The Company has also received your other letter dated January 21, 2009 requesting that certain other books and records be made available pursuant to Section 220 for inspection and copying. As you saw fit to bifurcate your requests into two separate letters, we will likewise respond separately to your other letter and this response letter shall not in any way be deemed to be a response to such other letter.

Mr. Donald E. Smith

73114 Investments, L.L.C.

January 26, 2009

* * * * * *

If have any questions regarding any of the above or wish to discuss this matter further, please feel free to contact me at (212) 885-5544 or by email at EAdams@Blankrome.com. In my absence you can also contact my colleague, Keith E. Gottfried, at (202) 772-5887 or by e-mail at Gottfried@Blankrome.com. You may fax both of us at (212) 885-5001.

Sincerely,

/s/ ELISE M. ADAMS
Elise M. Adams

cc:	Lisa A. Schmidt, Esq. (Richards, Layton & Finger, P.A.)
Eric S. Gray, Esq. (Avalon Correctional Services, Inc.)
Fred Furman, Esq., (The Providence Service Corporation)
Scott Winter (Innisfree M&A Incorporated)